EXHIBIT 4.1
FIRST AMENDMENT
     This Amendment to the Credit Agreement referred to below is dated as of July 20, 2007 (the “Amendment”), by and among BOWATER CANADIAN FOREST PRODUCTS INC., a company organized under the laws of the Province of Nova Scotia, in its capacity as Borrower under the Credit Agreement referred to below (the “Borrower”), BOWATER INCORPORATED, a corporation organized under the laws of Delaware, in its capacity as a Guarantor under the Credit Agreement referred to below (the “U.S. Borrower”), BOWATER CANADIAN HOLDINGS INCORPORATED, a company organized under the laws of the Province of Nova Scotia (the “Parent Grantor”), certain Subsidiaries of the Borrower party hereto (the “Subsidiary Grantors” and, together with the Parent Grantor, the “Additional Grantors”), the lenders party hereto (the “Lenders”) pursuant to an authorization (in the form attached hereto as Exhibit A, each a “Lender Authorization”) and THE BANK OF NOVA SCOTIA, as administrative agent (the “Administrative Agent”) for the Lenders.
STATEMENT OF PURPOSE:
     The Borrower, the U.S. Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement dated as of May 31, 2006 (as amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
     The Borrower has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement as more specifically set forth herein. Subject to the terms and conditions set forth herein, the Administrative Agent and each of the Lenders party hereto have agreed to grant such requests of the Borrower.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Capitalized Terms. All capitalized undefined terms used in this Amendment (including, without limitation, in the statement of purpose hereto) shall have the meanings assigned thereto in the Credit Agreement (as amended by this Amendment).
     2. Credit Agreement Amendments. The Credit Agreement is hereby amended as follows:
          (a) Amendment to Section 1.1 of the Credit Agreement (“Definitions”). Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions in correct alphabetical order:
     ““Combination” means the combination of the U.S. Borrower with Abitibi-Consolidated Inc., with the Parent as a common holding company, pursuant to the terms of the Combination Agreement.”
     ““Combination Agreement” means that certain Combination Agreement and Agreement and Plan of Merger dated as of January 29, 2007 among the Parent, Abitibi-Consolidated Inc., the U.S. Borrower, Alpha-Bravo Merger Sub Inc., a Delaware corporation, and Bowater Canada, Inc., as the same may be amended, modified or supplemented from time to time.”
     ““Parent” means AbitibiBowater, Inc., a Delaware corporation f/k/a Alpha-Bravo Holdings, Inc.”

     ““Parent Overhead Expenses” means (a) accounting and auditing costs and expenses incurred by the Parent in the ordinary course of its business in connection with preparing financial reports and tax filings; (b) customary fees and expenses payable to the SEC and other reasonable and customary costs and expenses payable in connection with the Parent being a publicly traded company (including, without limitation, reasonable and customary fees and expenses required to be paid for professional and regulatory compliance); (c) reasonable and customary legal fees and expenses required for the corporate maintenance of the Parent and its Subsidiaries; (d) reasonable and customary director fees; (e) reasonable and customary costs and expenses payable for director and officer insurance; (f) transfer agent fees payable in connection with Capital Stock of the Parent; and (g) franchise taxes and other fees payable to the jurisdiction of incorporation or qualification of the Parent incurred in the ordinary course of conducting its business; provided that in no event shall Parent Overhead Expenses include management fees, salaries, bonuses, debt service or dividends or other distributions in respect of the Capital Stock of the Parent.”
     (b) Amendment to Section 1.1 of the Credit Agreement (“Definitions”). Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “Change of Control” and “Exchangeable Shares” in their entireties and replacing them with the following:
          ““Change in Control” means
          (a) prior to the completion of the Combination, an event or series of events by which (i) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Capital Stock or thirty-five percent (35%) of the voting power of the U.S. Borrower entitled to vote in the election of members of the board of directors of the U.S. Borrower, (ii) during any period of twenty-five (25) consecutive calendar months, a majority of the members of the board of directors of the U.S. Borrower cease to be composed of Continuing Directors, (iii) there shall have occurred under any indenture or other instrument evidencing any Indebtedness of the U.S. Borrower or any of its Subsidiaries in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the U.S. Borrower to repurchase, redeem or repay all or any part of such Indebtedness or Capital Stock provided for therein (provided that if such obligation is contingent on any other event or circumstance, then such “change in control” shall not constitute a Change in Control hereunder unless such other event or circumstance also has occurred or exists) or (iv) the U.S. Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of the Borrower; and
          (b) after the completion of the Combination, an event or series of events by which (i) any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than thirty-five percent (35%) of the Capital Stock or thirty-five percent (35%) of the voting power of the Parent entitled to vote in the election of members of the board of directors of the Parent, (ii) during any period of twenty-five (25) consecutive calendar months, a majority of the members of the board of directors of the

Parent cease to be composed of Continuing Directors, (iii) there shall have occurred under any indenture or other instrument evidencing any Indebtedness of the U.S. Borrower or any of its Subsidiaries in excess of $25,000,000 any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the U.S. Borrower to repurchase, redeem or repay all or any part of such Indebtedness or Capital Stock provided for therein (provided that if such obligation is contingent on any other event or circumstance, then such “change in control” shall not constitute a Change in Control hereunder unless such other event or circumstance also has occurred or exists), (iv) the Parent shall cease to own one hundred percent (100%) of the Capital Stock of the U.S. Borrower or (v) the U.S. Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of the Borrower.
          For the purposes hereof, “Continuing Directors” means, during any period of twenty-five (25) consecutive calendar months, individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals who comprised a majority of the board of directors on the first day of such period or (iii) whose election or nomination to the board of directors was approved by (A) individuals who were members of the board of directors on the first day of such period or (B) individuals whose election or nomination to the board of directors was approved by a majority of the board of directors on the first day of such period; provided that in each case such individuals referenced in clause (A) and clause (B) constituted a majority of the board of directors at the time of such election or nomination.”
          ““Exchangeable Shares” means those shares of Capital Stock issued by Bowater Canada, Inc. and listed on the Toronto Stock Exchange (under stock symbol BWX) which are exchangeable at any time at the option of the holder of such shares into (a) common stock of the U.S. Borrower, prior to the completion of the Combination, and (b) common stock of the Parent, after the completion of the Combination, and which, in each case, entitle the holders thereof to similar voting rights and dividend payments (on a per share basis) as those granted to holders of the common stock of the U.S. Borrower or of the Parent, as the case may be.”
     (c) Amendment to Section 10.4 of the Credit Agreement (“Limitations on Mergers and Liquidations”). Section 10.4 of the Credit Agreement is hereby amended by:
          (i) deleting the word “and” at the end of subsection (c) thereof;
          (ii) changing the period at the end of subsection (d) thereof to “; and”; and
          (iii) adding a new subsection (e) thereto to read as follows:
          “(e) the U.S. Borrower may merge with Alpha-Bravo Merger Sub, Inc. in order to consummate the Combination; provided that the U.S. Borrower is the surviving corporation in such merger.”
     (d) Amendment to Section 10.6 of the Credit Agreement (“Limitations on Dividends and Distributions”). Section 10.6 of the Credit Agreement is hereby amended by:

     (i) deleting subsections (d), (e) and (f) in their entireties and replacing them with the following:
     “(d) (i) prior to the completion of the Combination, the U.S. Borrower may pay cash dividends to holders of its Capital Stock, (ii) after the completion of Combination, the U.S. Borrower may pay cash dividends to the Parent to allow the Parent to pay cash dividends to holders of the Parent’s Capital Stock and (iii) Bowater Canada, Inc. may pay cash dividends to holders of the Exchangeable Shares; provided that in each case (A) any such dividend is paid as promptly as possible but in no event later than seventy-five (75) days after the date of declaration of such dividend, (B) such dividends do not exceed $75,000,000 in the aggregate during each Fiscal Year and (C) on each date that a dividend is declared and after giving effect thereto:
     (1) no Default or Event of Default shall have occurred and be continuing; and
     (2) the U.S. Borrower shall be in pro forma compliance with each of the covenants set forth in Article IX;
     (e) (i) prior to the completion of the Combination, the U.S. Borrower may repurchase shares of the U.S. Borrower’s Capital Stock and (ii) after the completion of the Combination, the U.S. Borrower may pay dividends to the Parent to allow the Parent to repurchase shares of the Parent’s Capital Stock, in an aggregate amount for all such repurchases by the U.S. Borrower or dividends paid by the U.S. Borrower of up to $100,000,000 during the term of this Agreement; provided that on each date that Capital Stock is repurchased or such dividend is paid and after giving effect thereto:
     (A) no Default or Event of Default shall have occurred and be continuing;
     (B) the U.S. Borrower shall be in pro forma compliance with each of the covenants set forth in Article IX;
     (C) the Aggregate Credit Exposure shall not exceed $100,000,000; and
     (D) the pro forma Consolidated Total Leverage Ratio shall not exceed 4.50 to 1.00;”
     (f) Bowater Canada, Inc. or Bowater Canadian Holdings Incorporated may repurchase all or a portion of the Exchangeable Shares solely through an exchange of (i) common stock of the U.S. Borrower, prior to the completion of the Combination, or (ii) common stock of the Parent, after the completion of the Combination, in each case, for the Exchangeable Shares being repurchased; and”; and
     (ii) adding a new subsection (g) thereto to read as follows:

     “(g) after, or concurrently with, the completion of the Combination, the U.S. Borrower may make dividends and distributions to the Parent to pay:
     (i) taxes attributable to the consolidated operations of the U.S. Borrower and its Subsidiaries;
     (ii) the Parent Overhead Expenses in an aggregate amount per Fiscal Year not to exceed fifty percent (50%) of the aggregate amount of Parent Overhead Expenses during such Fiscal Year;
     (iii) an amount necessary to pay cash for fractional shares of the U.S. Borrower to be purchased in connection with the Combination as contemplated by the Combination Agreement; and
     (iv) so long as no Default or Event of Default has occurred and is continuing or would result after giving effect to such dividends or distributions, an additional amount of Parent Overhead Expenses in an aggregate amount not to exceed $10,000,000 per Fiscal Year.”
     (e) Amendment to Section 12.1 of the Credit Agreement (“Events of Default”). Section 12.1 of the Credit Agreement is hereby amended by adding the following new subsection (o):
          “(o) Activities of Parent. The Parent shall engage in any business, operations or activities other than:
          (i) holding all of the Capital Stock of the U.S. Borrower and Abitibi Consolidated Inc., the employment of management and activities reasonably complimentary and related thereto;
          (ii) guaranteeing the Indebtedness of any other Person, so long as, on or prior to the date of such guarantee, the Parent guarantees the U.S. Obligations on a pari passu basis with such other guarantee;
          (iii) granting a security interest in its assets and properties (other than the Capital Stock of the U.S. Borrower or Abitbi Consolidated Inc.);
          (iv) granting a security interest in the Capital Stock of Abitibi Consolidated Inc. so long as, on or prior to the date such security interest is granted, the Parent has granted a security interest in the Capital Stock of the U.S. Borrower in favor of the U.S. Administrative Agent, for the ratable benefit of itself and the other U.S. Secured Parties, to secure the U.S. Obligations;
          (v) granting a security interest in the Capital Stock of the U.S. Borrower in favor of the U.S. Administrative Agent, for the ratable benefit of itself and the other U.S. Secured Parties, to secure the U.S. Obligations; and
          (vi) engaging in non-revenue generating activities reasonably related to restructurings of the Subsidiaries of the Parent.”

     3. Conditions to Effectiveness. Upon the satisfaction of each of the following conditions, this Amendment shall be deemed to be effective as of the date hereof:
     (a) the Administrative Agent shall have received counterparts of this Amendment executed by the Administrative Agent (on behalf of the Lenders executing a Lender Authorization), the Borrower, the U.S. Borrower and the Additional Grantors;
     (b) the Administrative Agent shall have received executed Lender Authorizations from the requisite Lenders;
     (c) the Administrative Agent shall have been reimbursed for all fees and out-of-pocket charges and other expenses incurred in connection with this Amendment, including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent;
     (d) the Administrative Agent shall have received a corresponding amendment to the U.S. Credit Agreement, in form and substance substantially consistent with this Amendment, duly executed by the U.S. Administrative Agent, the U.S. Borrower, each U.S. Subsidiary Guarantor and the requisite U.S. Lenders (whether directly or through a lender authorization);
     (e) the Administrative Agent shall have received a fully executed, true, correct and complete copy of the Combination Agreement and all amendments, restatements, supplements or modifications thereof;
     (f) the Administrative Agent and Lenders shall have received a true, correct and complete copy of the amendment to the charter of Bowater Canada, Inc., certified to be true and correct by the applicable Governmental Authority as of a recent date (such amendment, the “BCI Charter Amendment”); and
     (g) the Administrative Agent shall have received such other instruments, documents and certificates as the Administrative Agent shall reasonably request in connection with the execution of this Amendment.
     4. Effect of the Amendment. Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect. Except as expressly set forth herein, this Amendment shall not be deemed (a) to be a waiver of, or consent to, a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document, (b) to prejudice any other right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or the other Loan Documents or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time, (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with the Borrower, the U.S. Borrower or any other Person with respect to any waiver, amendment, modification or any other change to the Credit Agreement or the Loan Documents or any rights or remedies arising in favor of the Lenders or the Administrative Agent, or any of them, under or with respect to any such documents or (d) to be a waiver of, or consent to or a modification or amendment of, any other term or condition of any other agreement by and among the Borrower and the U.S. Borrower, on the one hand, and the Administrative Agent or any other Lender, on the other hand. References in the Credit Agreement to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein”, and “hereof”) and in any Loan Document to the Credit Agreement shall be deemed to be references to the Credit Agreement as modified hereby.

     5. Representations and Warranties/No Default. By its execution hereof, each of the Borrower and the U.S. Borrower hereby certifies, represents and warrants to the Administrative Agent and the Lenders that:
     (a) after giving effect to the amendments set forth in Section 2 above, each of the representations and warranties set forth in the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the date hereof (except to the extent that any such representation or warranty that is qualified by materiality or by reference to Material Adverse Effect, in which case such representation or warranty is true and correct in all respects as of the date hereof) and that no Default or Event of Default has occurred or is continuing;
     (b) the Borrower, the U.S. Borrower and each of the Additional Grantors has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Amendment and each of the other documents executed in connection herewith to which it is a party in accordance with their respective terms and the transactions contemplated hereby;
     (c) this Amendment and each other document executed in connection herewith has been duly executed and delivered by the duly authorized officers of the Borrower, the U.S. Borrower and each of the Additional Grantors, and each such document constitutes the legal, valid and binding obligation of the Borrower, the U.S. Borrower and each of the Additional Grantors, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies; and
     (d) Alpha-Bravo Merger Sub, Inc. has no assets or liabilities and does not engage in any business, operations or activities.
     6. Reaffirmations. Each of the Borrower, the U.S. Borrower and the Additional Grantors, as applicable, (a) agrees that the transactions contemplated by this Amendment shall not limit or diminish the obligations of the Borrower, the U.S. Borrower and such Additional Grantor under, or release the Borrower, the U.S. Borrower or such Additional Grantor from any obligations under, the Credit Agreement, the Subsidiary Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party, (b) confirms and reaffirms its obligations under the Credit Agreement, the Subsidiary Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party and (c) agrees that the Credit Agreement, the Subsidiary Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party remain in full force and effect and are hereby ratified and confirmed. In furtherance of the reaffirmations set forth in this Section 6, each of the Borrower and the Additional Grantors, as applicable, hereby grants to the Administrative Agent, for the ratable benefit of itself and the Lenders, a security interest in, all Collateral and all proceeds thereof as security for the Obligations, in each case subject to any applicable terms and conditions set forth in the Credit Agreement, the Subsidiary Guaranty Agreement, the Collateral Agreement and each other Security Document to which it is a party. The parties hereto acknowledge and agree that each reference in this Paragraph 6 to “Security Document” or “Security Documents” shall include, without limitation, that certain parent guaranty agreement dated as of January 19, 2007 and executed by the Parent Grantor in favor of the Administrative Agent.
     7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

     8. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     9. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.
     10. Acknowledgment Regarding BCI Charter Amendment. By its execution hereof or its execution of a Lender Authorization, as applicable, the Administrative Agent and each Lender acknowledges its receipt of the BCI Charter Amendment and acknowledges that the modifications contemplated by the BCI Charter Amendment do not have a material adverse effect on the rights and interests of the Lenders.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

BORROWER: BOWATER CANADIAN FOREST PRODUCTS INC.
By:	/s/ Duane A. Owens
	Name:	Duane A. Owens
	Title:	Treasurer

U.S. BORROWER: BOWATER INCORPORATED
By:	/s/ Duane A. Owens
	Name:	Duane A. Owens
	Title:	VP and Treasurer

PARENT GRANTOR: BOWATER CANADIAN HOLDINGS INCORPORATED
By:	/s/ Duane A. Owens
	Name:	Duane A. Owens
	Title:	Treasurer

[Signature Pages Continue]

SUBSIDIARY GRANTORS: BOWATER CANADA FINANCE LIMITED PARTNERSHIP
By:	BOWATER CANADA TREASURY
CORPORATION, its general partner

By:	/s/ Duane A. Owens
	Name:	Duane A. Owens
	Title:	VP and Treasurer

BOWATER SHELBURNE CORPORATION
By:	/s/ Duane A. Owens
	Name:	Duane A. Owens
	Title:	VP and Treasurer

BOWATER LEHAVE CORPORATION
By:	/s/ Duane A. Owens
	Name:	Duane A. Owens
	Title:	VP and Treasurer

[Signature Pages Continue]

THE BANK OF NOVA SCOTIA, as Administrative Agent (on behalf of itself and the Lenders who have executed a Lender Authorization) and as Issuing Lender and Lender
By:	/s/ Rober Boomhour
	Name:	Robert Boomhour
	Title:	Director

By:	/s/ Stella Luna
	Name:	Stella Luna
	Title:	Associate Director